Exhibit 1

ASX

Announcement

27 NOVEMBER 2019

WESTPAC WITHDRAWS RESOLUTIONS FROM 2019 NOTICE OF ANNUAL GENERAL MEETING

The Westpac Board has withdrawn Items 2(b) and 3 from the 2019 Notice of Annual General Meeting. These Items relate to the re-election of Ewen Crouch AM as a Director and the grant of equity to the Managing Director and Chief Executive Officer (CEO) respectively.

These Items are no longer required following the Board’s announcement of CEO and Board changes on Tuesday, 26 November 2019, including that Brian Hartzer will be stepping down as CEO effective Monday, 2 December 2019 and that Ewen Crouch has decided he will not be seeking re-election at the upcoming Westpac AGM. Therefore, these Items will not be put to a vote at the AGM.

The withdrawal of Items 2(b) and 3 will not affect the validity of the proxy form attached to the 2019 Notice of Annual General Meeting or any proxy votes already submitted on the other Items of business.

- ENDS –

For further information:

David Lording	Andrew Bowden
Media Relations	Investor Relations
M. 0419 683 411	T. 02 8253 4008
M. 0438 284 863

Mary-Louise Dare
Media Relations
M. 0434 699 605